                                            Exhibit 4.03

TENDER AGREEMENT
Between
EL PASO ELECTRIC COMPANY
And
UNION BANK, N.A.
________________________

$33,300,000
CITY OF FARMINGTON, NEW MEXICO
Pollution Control Refunding Revenue Bonds,
2012 Series A (El Paso Electric Company Four Corners Project)
Dated as of August 1, 2012

TENDER AGREEMENT
THIS TENDER AGREEMENT is dated as of August 1, 2012 (the “Agreement”), between EL PASO ELECTRIC COMPANY, a corporation organized and existing under the State of Texas (the “Company”), and UNION BANK, N.A. (the “Tender Agent”). Capitalized terms used herein and not otherwise defined shall have the meaning given to such terms in the Ordinance (defined below).
W I T N E S S E T H :
WHEREAS, at the request of the Company, the City of Farmington (the “City”) adopted on June 12, 2012 the City's Ordinance No. 2012-1256 (“Ordinance No. 2012-1256”) as supplemented by Resolution No. 2012-1440”) adopted on July 12, 2012 (the “Resolution and together with Ordinance No. 2012-1256, the “Ordinance”), Union Bank, N.A. has accepted its appointment as Trustee under the Ordinance (the “Trustee”) and the Ordinance provides that owners of the $33,300,000 principal amount of the City of Farmington Pollution Control Refunding Revenue Bonds, 2012 Series A (El Paso Electric Company Four Corners Project) (the “Bonds”) may deliver their Bonds (or portions thereof) to the Tender Agent for purchase in accordance with the Ordinance;
NOW, THEREFORE, in consideration of the premises the parties hereto do hereby covenant and agree as follows:
Section 1.The Tender Agent hereby accepts and assumes all the obligations, duties and rights of the tender agent under the Ordinance.

Section 2.Compensation paid by the Company to the Tender Agent for services rendered hereunder as Tender Agent shall be at such rate as the parties hereto may from time to time agree. The Company agrees that its obligations set forth in Section 5.08 of the Agreement are incorporated herein by reference and made in favor of the Tender Agent.

Section 3.The Tender Agent represents that it is a national banking association duly organized under the laws of the United States of America, having a combined capital stock, surplus and undivided profits of at least $25,000,000 and authorized by law to perform all the duties imposed upon it hereunder and under the Indenture.

Section 4.

(a)The Tender Agent may at any time resign and be discharged of its duties and obligations hereunder and under the Ordinance by giving at least thirty (30) days' notice to the Issuer, the Company, the Trustee and the Remarketing Agent. Such resignation shall take effect on the day a successor Tender Agent shall have been appointed by the Company and shall have accepted such appointment.

(b)The Tender Agent may be removed at any time by an instrument signed by the Company, filed with the Tender Agent, the Issuer, the Trustee and the Remarketing Agent.

(c)In the event of the resignation or removal of the Tender Agent, the Tender Agent shall deliver any Bonds and moneys held by it in such capacity to its successor or, if there is no successor, to the Trustee.

Section 5.At any time the Tender Agent may consult counsel for the Company or its own counsel in respect of any matter arising in connection with the agency hereunder, and it shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with the opinion of such counsel.

Section 6.The Tender Agent shall be protected:

(a)in acting upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons; and

(b)in recognizing Bonds which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Issuer.

The Tender Agent shall not be held to have notice of any change of authority of any officer, employee or agent of the Company until receipt of written notification thereof from the Company.
Section 7.The principal office of the Tender Agent is hereby designated to be:

Union Bank, N.A.
120 South San Pedro, 4th Floor
Los Angeles, CA 90012
Section 8.This Agreement may be amended in any respect but only by written agreement of the parties hereto, subject to the limitations upon such amendments set forth in the Indenture.

Section 9.This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original; but such counterparts shall together constitute but one and the same Agreement.

Section 10.If any clause, provision or section of this Agreement be held illegal or invalid by any court, the invalidity of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof, and this Agreement shall be construed and enforced as if such illegal or invalid clause, provision or section had not been contained herein. In case any agreement or obligation contained in this Agreement shall be held to be in violation of law, then such agreement or obligation shall be deemed to be the agreement or obligation of the Issuer or the Company, as the case may be, to the full extent permitted by law.
Section 11.THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Tender Agreement to be duly executed as of the date first above written.
EL PASO ELECTRIC COMPANY
By:     /s/ Steven P. Busser
Name: Steven P. Busser
Title: Vice President and Treasurer
UNION BANK, N.A., as tender agent
By:     /s/ Lorraine McIntire
Name: Lorraine McIntire
Title: Vice President